Exhibit 99.7

CONSENT OF MARTIN TUCHMAN

FTAI Finance Holdco Ltd. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: August 12, 2022

/s/ Martin Tuchman
MARTIN TUCHMAN